Exhibit 99.3

ICON HEALTH & FITNESS INC.

Management Transition

(Logan, Utah) – August 16, 2004 - ICON Health & Fitness, Inc. (“ICON”) today announced that effective July 1, 2004, Scott Watterson and Gary Stevenson began their leave of absence to accept assignments from the Church of Jesus Christ of Latter Day Saints as Mission Presidents. In their absence, the daily operations of the Company are being managed by David J. Watterson, a 23-year ICON veteran who was recently elected Chairman and Chief Operating Officer. Fred Beck, ICON's Chief Financial Officer for 14 years, will continue in his current role.

Additionally, Matthew Allen, a 20-year ICON veteran has moved to the position of President and Chief Merchandising Officer, Joseph Brough, a 14-year ICON executive has become the Chief Operating Officer, and Jace Jergensen, a 9-year executive is now the Senior Vice President in addition to his responsibilities as President of ICON's JumpKing subsidiary.

Messrs. Watterson and Stevenson indicated that they expect to return to ICON in a management capacity upon completion of their church service. ICON and Messrs. Watterson and Stevenson are currently in discussions regarding the modification of their existing employment agreements to take into account their leave of absence. These modifications have not been completed as of the date of this release.

ICON Health & Fitness, Inc. is the largest manufacturer and marketer of home fitness equipment in the world. In fiscal year 2003, ICON's wholesale and retail sales totaled approximately $1.012 billion. The Company is headquartered in Logan, Utah and has more than 5,000 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following company-owned brand names: NordicTrack, ProForm, Weider, HealthRider, Weslo, IMAGE and Free Motion, as well as Reebok and Gold's Gym under license.

This press release contains certain forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

For more information, please contact:

Fred Beck

CFO and Treasurer
Tel. (1) 435 750 5000
fbeck@iconfitness.com